Exhibit 10.1

March 3, 2021

Vistas Media Acquisition Company Inc.

30 Wall Street, 8th Floor
New York, NY 10022

Anghami

Dubai Internet City, Building 17, 2nd Floor, Office 254
Attn: Edgard Maroun

Re:	Sponsor Agreement

Ladies and Gentlemen:

This letter (this “Sponsor Agreement”) is being delivered to you in accordance with that certain Business Combination Agreement, dated as of the date hereof (as amended, supplemented, restated or otherwise modified from time to time, the “Business Combination Agreement”), by and among Vistas Media Acquisition Corp., a Delaware corporation (“Vistas”), Anghami, a Cayman Island exempt corporation (the “Company”), Anghami Inc., a Cayman Islands exempted company and wholly-owned subsidiary of the Company (“Pubco”), Anghami Vista 1, a Cayman Islands exempted company and wholly-owned subsidiary of Pubco (“Vistas Merger Sub”) and Anghami Vista 2, a Cayman Islands exempted company and wholly-owned subsidiary of Pubco (“Anghami Merger Sub”), and certain other parties thereto pursuant to which, among other things, Vistas will be merged with and into Vistas Merger Sub (the “Vistas Merger”) and Anghami Merger Sub shall be merged with and into the Company (the “Anghami Merger” and, together with the Vistas Merger, the “Mergers” and together with the other transactions contemplated by the Business Combination Agreement the “Business Combination”), and hereby amends and restates in its entirety that certain letter, dated August 6, 2020, from, Vistas Media Sponsor, LLC, a Delaware limited liability company (the “Sponsor”), and the undersigned entities and individuals (each, an “Insider” and collectively, the “Insiders”), to Vistas (the “Prior Letter Agreement”). Certain capitalized terms used herein are defined in paragraph 5 hereof. Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Business Combination Agreement.

The Sponsor and certain Insiders are currently, and as of the Closing will be, the record owners of all of the outstanding Founder Shares and outstanding Private Placement Securities, with the Sponsor and Insider’s ownership as of the date hereof detailed on Schedule A hereto.

In order to induce the Company, Pubco and Vistas to enter into the Business Combination Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Sponsor and each Insider hereby agrees with Vistas, at all times prior to the earlier of any valid termination of the Business Combination Agreement or the consummation of the transactions contemplated by the Business Combination Agreement, as follows:

1.	The Sponsor and each Insider irrevocably agrees that it, he or she shall:

(a)	vote any Common Stock owned by it, him or her (all such Common Stock, the “Covered Shares”) in favor of the Business Combination and each other proposal related to the Business Combination included on the agenda for the special meeting of stockholders relating to the Business Combination;

(b)	when such meeting of stockholders is held, appear at such meeting or otherwise cause the Covered Shares to be counted as present thereat for the purpose of establishing a quorum;

(c)	vote (or execute and return an action by written consent), or cause to be voted at such meeting (or validly execute and return and cause such consent to be granted with respect to), all of such Covered Shares against any Business Combination Proposal and any other action that would reasonably be expected to impede, interfere with, delay, postpone or adversely affect the Mergers or any of the other transactions contemplated by the Business Combination Agreement, result in a material breach of any covenant, representation or warranty or other obligation or agreement of Vistas, Pubco, Vistas Merger Sub or Anghami Merger Sub under the Business Combination Agreement, result in any of the conditions set forth in Article VIII of the Business Combination Agreement not being fulfilled, result in a material breach of any covenant, representation or warranty or other obligation or agreement of the Sponsor or the Insiders contained in this Sponsor Agreement or change in any manner the dividend policy or capitalization of, including the voting rights of, any class of capital stock of Vistas;

(d)	vote (or execute and return an action by written consent), or cause to be voted at such meeting, or validly execute and return and cause such consent to be granted with respect to, all of such Covered Shares against any change in business, management or board of directors of Vistas (other than in connection with the Business Combination and the other proposals related to the Business Combination); and

(e)	not redeem any Covered Shares owned by it, him or her in connection with such stockholder approval.

Prior to any valid termination of the Business Combination Agreement, the Sponsor and each Insider shall take, or cause to be taken, all actions and shall do, or cause to be done, all things reasonably necessary under applicable Laws to consummate the Business Combination and the other transactions contemplated by the Business Combination Agreement on the terms and subject to the conditions set forth therein.

The obligations of the Sponsor specified in this paragraph 1 shall apply whether or not the Mergers or any action described above is recommended by the board of directors of Vistas.

2.	The Sponsor and each Insider hereby agrees and acknowledges that: (a) Vistas and, prior to any valid termination of the Business Combination Agreement, the Company may be irreparably injured in the event of a breach by the Sponsor or any Insider of its, his or her obligations under paragraphs 1 and 3, as applicable, of this Sponsor Agreement (b) monetary damages will not be an adequate remedy for such breach and (c) the non-breaching party shall be entitled to injunctive relief, in addition to any other remedy that such party may have in law or in equity, in the event of such breach.

3.	Lock-Up.

(a)	The Sponsor and each Insider agrees that it, he or she shall not Transfer any Founder Shares until the earlier of (A) one year after the completion of the Business Combination and (B) subsequent to the Business Combination, (x) if the closing price of Class A Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Business Combination or (y) the date on which Pubco completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of Pubco’s stockholders having the right to exchange their shares of Class A Common Stock for cash, securities or other property (the “Founder Shares Lock-up Period”). For the avoidance of doubt, the Private Placement Securities (and any shares of Class A Common Stock or any other securities issued or issuable upon the exercise of the Private Placement Securities) or any shares of Class A Common Stock purchased in connection with the Equity Financing (as such term is defined in the Business Combination Agreement) shall be subject to the provisions of Section 3(b) below and shall not be subject to the Founder Shares Lock-up Period.

(b)	The Sponsor and each Insider agrees that it, he or she shall not Transfer any Private Placement Securities (or any securities underlying the Private Placement Securities, including the shares of Common Stock and Private Placement Warrants included in the Private Placement Units and the shares of Common Stock issued or issuable upon the exercise of the Private Placement Warrants), until 30 days after the completion of a Business Combination (the “Private Placement Lock-up Period”, together with the Founder Shares Lock-up Period, the “Lock-up Periods”).

(c)	Notwithstanding the provisions set forth in paragraphs 3(a) and 3(b), Transfers of the Founder Shares, Private Placement Securities, component securities of Private Placement Securities and shares of Class A Common Stock issued or issuable upon the exercise or conversion of the Private Placement Warrants or the Founder Shares and that are held by the Sponsor, any Insider or any of their permitted transferees (that have complied with this paragraph 3(c)), are permitted in the following circumstances:

(i)	to Vistas’ officers or directors, any affiliate or family member of any of Vistas’ officers or directors or any affiliate of the Sponsor or to any member(s) of the Sponsor or any of their affiliates;

(ii)	in the case of an individual, by gift to a member of such individual’s immediate family or to a trust, the beneficiary of which is a member of such individual’s immediate family, an affiliate of such individual or to a charitable organization;

(iii)	in the case of an individual, by virtue of laws of descent and distribution upon death of such individual;

(iv)	in the case of an individual, pursuant to a qualified domestic relations order;

(v)	by private transfers or transfers made in connection with any contingent forward purchase agreement or similar arrangement or in connection with the consummation of the Business Combination at prices no greater than the price at which the shares or warrants were originally purchased;

(vi)	by virtue of the laws of the State of Delaware or the Sponsor’s limited liability company agreement upon dissolution of the Sponsor;

(vii)	in the event of Pubco’s liquidation, merger, capital stock exchange or other similar transaction which results in all of Pubco’s stockholders having the right to exchange their shares of common stock for cash, securities or other property subsequent to the completion of the Business Combination;

provided, however, that in the case of clauses (i) through (v), these permitted transferees must enter into a written agreement with Vistas or Pubco, as applicable, agreeing to be bound by the transfer restrictions herein and the other restrictions contained in this Agreement (including provisions relating to voting, the Trust Account and liquidating distributions).

4.	The Sponsor and each Insider has full right and power, without violating any agreement to which it is bound (including, without limitation, any non-competition or non-solicitation agreement with any employer or former employer), to enter into this Sponsor Agreement.

5.	As used herein:

(a)	“Beneficially Own” has the meaning ascribed to it in Section 13(d) of the Exchange Act;

(b)	“Founder Shares” shall mean the outstanding shares of Class B Common Stock and the shares of Class A Common Stock issuable upon conversion of such shares of Class B Common Stock in connection with the Closing;

(c)	“Transfer” shall mean the (i) sale of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations promulgated thereunder, with respect to, any security, (ii) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (iii) public announcement of any intention to effect any transaction specified in clause (i) or (ii);

(d)	“Class A Common Stock” shall mean the Class A common stock, par value $0.0001 per share, of (i) Vistas prior to the Business Combination and (ii) Pubco following the Business Combination;

(e)	“Class B Common Stock” shall mean (i) the Class B common stock, par value $0.0001 per share and (ii) the common stock of Pubco following the Business Combination;

(f)	“Common Stock” shall mean the Class A Common Stock and the Class B Common Stock;

(g)	“Private Placement Securities” shall mean the Private Placement Units and the Private Placement Warrants

(h)	“Private Placement Units” shall mean the 220,000 Vistas Units that the Sponsor purchased for an aggregate purchase price $2,200,000, or $10.00 per Vistas Unit, which Private Placement Units will be assumed by Pubco in connection with the Closing.

(i)	“Private Placement Warrants” shall mean the 500,000 Vistas Warrants that (i) the Sponsor purchased for an aggregate purchase price $500,000, or $1.00 per Vistas Warrant, and (ii) are coupled with the Vistas Warrants underlying the Private Placement Units, which Private Placement Warrants will be assumed by Pubco in connection with the Closing.

(j)	“Business Combination Proposal” means any action to initiate, solicit, facilitate, consider, make or encourage or otherwise facilitate the making of any offers or proposals related to, an Alternative Vistas Acquisition, enter into, engage in or continue any discussions or negotiations with respect to an Alternative Vistas Acquisition with, or provide any non-public information, data or access to employees to, any Person that has made, or that is considering making, a proposal with respect to an Alternative Vistas Acquisition or enter into any agreement relating to an Alternative Vistas Acquisition.

6.	This Sponsor Agreement and the other agreements referenced herein constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersede all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby, including, without limitation, with respect to the Sponsor, each Insider and the Prior Letter Agreement. This Sponsor Agreement may not be changed, amended, modified or waived (other than to correct a typographical error) as to any particular provision, except by a written instrument executed by all parties hereto.

7.	No party hereto may, except as set forth herein, assign either this Sponsor Agreement or any of its rights, interests or obligations hereunder, other than in conjunction with transfers permitted by paragraph 3, without the prior written consent of the other parties. Any purported assignment in violation of this paragraph shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Sponsor Agreement shall be binding on the Sponsor, the Company, each Insider and Vistas and their respective successors, heirs, personal representatives and assigns and permitted transferees.

8.	Nothing in this Sponsor Agreement shall be construed to confer upon, or give to, any person or corporation other than the parties hereto any right, remedy or claim under or by reason of this Sponsor Agreement or of any covenant, condition, stipulation, promise or agreement hereof. All covenants, conditions, stipulations, promises and agreements contained in this Sponsor Agreement shall be for the sole and exclusive benefit of the parties hereto and their successors, heirs, personal representatives and assigns and permitted transferees.

9.	This Sponsor Agreement may be executed in any number of original, electronic or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

10.	This Sponsor Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Sponsor Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Sponsor Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

11.	This Sponsor Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York. The parties hereto (i) all agree that any action, proceeding, claim or dispute arising out of, or relating in any way to, this Letter Agreement shall be brought and enforced in the courts of New York City, in the State of New York, and irrevocably submit to such jurisdiction and venue, which jurisdiction and venue shall be exclusive and (ii) waive any objection to such exclusive jurisdiction and venue or that such courts represent an inconvenient forum. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS SPONSOR AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

12.	Any notice, consent or request to be given in connection with any of the terms or provisions of this Sponsor Agreement shall be in writing and shall be sent or given in accordance with the terms of Section 10.2 of the Business Combination Agreement to the applicable party at its principal place of business.

13.	This Sponsor Agreement shall automatically terminate on the expiration of all of the Lock-up Periods. In the event of a valid termination of the Business Combination Agreement, this Sponsor Agreement shall be of no force and effect and shall revert to the Prior Letter Agreement. No such termination or reversion shall relieve the Sponsor, each Insider, Vistas or the Company from any liability resulting from a breach of this Sponsor Agreement occurring prior to such termination or reversion.

14.	The Sponsor and each Insider hereby represents and warrants (severally and not jointly as to itself, himself or herself only) to Vistas and the Company as follows: (a) if such Person is not an individual, it is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized, and the execution, delivery and performance of this Sponsor Agreement and the consummation of the transactions contemplated hereby are within such Person’s corporate, limited liability company or other powers and have been duly authorized by all necessary corporate, limited liability company or other actions on the part of the Sponsor; (b) if such Person is an individual, such Person has full legal capacity, right and authority to execute and deliver this Sponsor Agreement and to perform his or her obligations hereunder; (c) this Sponsor Agreement has been duly executed and delivered by such Person and, assuming due authorization, execution and delivery by the other parties to this Sponsor Agreement, this Sponsor Agreement constitutes a legally valid and binding obligation of such Person, enforceable against such Person in accordance with the terms hereof (except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies); (d) the execution and delivery of this Sponsor Agreement by such Person does not, and the performance by such Person of his, her or its obligations hereunder will not, (i) if such Person is not an individual, conflict with or result in a violation of the organizational documents of such Person, or (ii) require any consent or approval that has not been given or other action that has not been taken by any third party (including under any Contract binding upon such Person or such Person’s Founder Shares or Private Placement Securities, as applicable), in each case, to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by such Person of his, her or its obligations under this Sponsor Agreement; (e) there are no Actions pending against such Person or, to the knowledge of such Person, threatened against such Person, before (or, in the case of threatened Actions, that would be before) any arbitrator or any Governmental Authority, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by such Person of its, his or her obligations under this Sponsor Agreement; (f) except for the fees described on Section 2.4(a)(iii) of the Vistas Disclosure Letter, no financial advisor, investment banker, broker, finder or other similar intermediary is entitled to any fee or commission from such Person, Vistas, any of its Subsidiaries or any of their respective Affiliates in connection with the Business Combination Agreement or this Sponsor Agreement or any of the respective transactions contemplated thereby and hereby, in each case, based upon any arrangement or agreement made by or, to the knowledge of such Person, on behalf of such Person, for which Pubco, the Company or any of their respective Affiliates would have any obligations or liabilities of any kind or nature following the consummation of the Business Combination; (g) such Person has had the opportunity to read the Business Combination Agreement and this Sponsor Agreement and has had the opportunity to consult with its tax and legal advisors; (h) such Person has not entered into, and shall not enter into, any agreement that would restrict, limit or interfere with the performance of such Person’s obligations hereunder; (i) such Person has good title to all such Founder Shares and Private Placement Securities set forth opposite such Person’s name on Schedule A, and there exist no Encumbrances or any other limitation or restriction (including, without limitation, any restriction on the right to vote, sell or otherwise dispose of such Founder Shares or Private Placement Warrants (other than transfer restrictions under the Securities Act)) affecting any such Founder Shares or Private Placement Securities, other than pursuant to (i) this Sponsor Agreement, (ii) the certificate of incorporation of Vistas, (iii) the Business Combination Agreement, (iv) the Registration Rights Agreement, dated as of August 6, 2020, by and among Vistas, the Sponsor and certain security holders party thereto (the “Registration Rights Agreement”), or (v) any applicable securities laws; and (j) the Founder Shares and Private Placement Securities identified on Schedule A are the only Founder Shares or Private Placement Securities owned of record or Beneficially Owned by the Sponsor and the Insiders as of the date hereof, and none of such Founder Shares or Private Placement Securities is subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such Founder Shares or Private Placement Securities, except as provided in this Sponsor Agreement.

15.	If, and as often as, (a) there are any changes in Vistas, the Founder Shares or the Private Placement Securities by way of stock split, stock dividend, combination or reclassification, or through merger, consolidation, reorganization, recapitalization or business combination, or by any other similar means that result in the Sponsor acquiring new shares of Common Stock, Vistas Warrants or any other equity securities of Vistas, (b) the Sponsor purchases or otherwise acquires beneficial ownership of any shares of Common Stock or Vistas Warrants or other equity securities of Vistas after the date of this Sponsor Agreement or (c) the Sponsor acquires the right to vote or share in the voting of any shares of Common Stock or other equity securities of Vistas after the date of this Sponsor Agreement (such shares of Common Stock, Vistas Warrants or other equity securities of Vistas, collectively the “New Securities”), then, in each case, (i) such New Securities acquired or purchased by the Sponsor shall be subject to the terms of this Sponsor Agreement to the same extent as if they constituted the shares of Common Stock or Vistas Warrants owned by the Sponsor as of the date hereof and (ii) if applicable, equitable adjustment shall be made to the provisions of this Sponsor Agreement as may be required so that the rights, privileges, duties and obligations hereunder shall continue with respect to Vistas, Vistas’ successor or the surviving entity of such transaction, as applicable, the Founder Shares and Vistas Warrants, including the Private Placement Securities, each as so changed.

16.	Each of the parties hereto agrees to execute and deliver hereafter any further document, agreement or instrument of assignment, transfer or conveyance as may be necessary or desirable to effectuate the purposes hereof and as may be reasonably requested in writing by another party hereto.

[Signature Page Follows]

Sincerely,

VISTAS MEDIA SPONSOR, LLC, LLC

By:
	Name:	F. Jacob Cherian
	Title:	Manager

EXEMPLARY HOLDINGS PTE. LTD

By:
	Name:	Arun Kumar Thapar
	Title:	Director & Promotor

PFVI, LLC

By:
	Name:	Abhinav Somani
	Title:	Managing Director

F. Jacob Cherian

Benjamin Waisbren

Marc Iyeki

Dr. Klass Baks

Jayesh Parekh

Daniel Dos Santos

Gurinder Singh Ahluwalia

Vipul Shantilal Shah

Sameer Jitendra Parmar

Mishal Sudesh Iyer

Sergei Bespalov

Signature Page to Letter Re: Sponsor Agreement

Acknowledged and Agreed:

VISTAS MEDIA ACQUISITION COMPANY INC.

By:
	Name:	F. Jacob Cherian
	Title:	Chief Executive Officer

ANGHAMI

By:
Name
Title:

Signature Page to Letter Re: Sponsor Agreement

Schedule A

Sponsor Ownership of Securities

Sponsor	Founder Shares	Private Placement Warrants	Private Placement Units
Vistas Media Sponsor, LLC	1,768,500	500,000	220,000
F. Jacob Cherian	250,000	N/A	N/A
Marc Iyeki	18,000	N/A	N/A
Benjamin Waisbren	28,000	N/A	N/A
Klaas Baks	18,000	N/A	N/A
PFVI, LLC	225,000	N/A	N/A
Gurinder Ahluwalia	100,000	N/A	N/A
Exemplary Holdings Pte. Ltd.	30,000	N/A	N/A
Jayesh Parekh	22,500	N/A	N/A
Vipul Shah	10,000	N/A	N/A
Sameer Pamar	10,000	N/A	N/A
Mishal Iyer	10,000	N/A	N/A
Sergei Bespalov	5,000	N/A	N/A
Daniel Santos	5,000	N/A	N/A
Total	2,500,000	500,000	220,000